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                                                               Exhibit 99(d)(vi)

                         EXPENSE REIMBURSEMENT AGREEMENT

     THIS EXPENSE REIMBURSEMENT AGREEMENT (this "Agreement") is made and entered into this 1st day of December 2005 between Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Research Fund, Inc. (the "Research Fund") with respect to the Lord Abbett Growth Opportunities Fund and the Lord Abbett Large-Cap Core Fund (each a "Fund").

     In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

     1. With respect to the Lord Abbett Growth Opportunities Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) one hundred and fifty-five basis points (1.55%) for Class A shares of the Fund, (b) two hundred and twenty basis points (2.20%) for Class B shares of the Fund, (c) two hundred and twenty basis points (2.20%) for Class C shares of the Fund, (d) one hundred and sixty-five basis points (1.65%) for Class P shares of the Fund, and (e) one hundred and twenty basis points (1.20%) for Class Y shares of the Fund of the average daily net assets in the Fund for the time period set forth in paragraph 3 below.

     2. With respect to the Lord Abbett Large-Cap Core Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) one hundred and thirty basis points (1.30%) for Class A shares of the Fund, (b) one hundred and ninety-five basis points (1.95%) for Class B shares of the Fund, (c) one hundred and ninety-five basis points (1.95%) for Class C shares of the Fund, (d) one hundred and forty basis points (1.40%) for Class P shares of the Fund, (e) ninety-five basis points (0.95%) for Class Y shares of the Fund of the average daily net assets in the Fund for the time period set forth in paragraph 3 below.

     3. Lord Abbett's commitment described in paragraphs 1 and 2 will be effective from December 1, 2005 through November 30, 2006.

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     IN WITNESS WHEREOF, Lord Abbett and the Lord Abbett Research Fund, Inc.
have caused this Agreement to be executed by a duly authorized member and officer, respectively, on the day and year first above written.


                                    LORD ABBETT RESEARCH FUND, INC.


                                    By:  /s/ Christina T. Simmons
                                       -------------------------------
                                          Christina T. Simmons
                                          Vice President and Assistant Secretary


                                    LORD, ABBETT & CO. LLC


                                    By: /s/ Lawrence H. Kaplan
                                       --------------------------------------
                                          Lawrence H. Kaplan
                                          Member and General Counsel

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